Exhibit 10.1

Execution Copy

Confidential Treatment Requested
Confidential Materials omitted and filed separately with the
Securities and Exchange Commission.
Asterisks denote omissions.

WEBBANK
and
LENDINGCLUB CORPORATION

LOAN AND RECEIVABLE SALE AGREEMENT

Dated as of February 25, 2016

This LOAN AND RECEIVABLE SALE AGREEMENT (this “Agreement”), dated as of February 25, 2016 (“Effective Date”), is made by and between WEBBANK, a Utah-chartered industrial bank having its principal location in Salt Lake City, Utah (“Bank”), and LENDINGCLUB CORPORATION, a Delaware corporation, having its principal location in San Francisco, California (“Company”).

WHEREAS, Bank desires to sell to Company, and Company desires to purchase from Bank, certain Loans and Receivables established by Bank pursuant to the Marketing Agreement;

WHEREAS, Bank and Company previously entered into a Third Amended and Restated Loan Sale Agreement dated as of March 10, 2015 (as amended from time to time, the “Existing Sale Agreement”), pursuant to which Company agreed to purchase certain loan accounts and receivables originated by Bank; and

WHEREAS, Bank and Company desire to amend and restate the Existing Sale Agreement on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the terms, conditions and mutual covenants and agreements herein contained, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Company agree as follows:

1.	Definitions; Effectiveness.

(a)
The terms used in this Agreement shall be defined as set forth in Schedule 1, and the rules of construction set forth in Schedule 1 shall apply to this Agreement. Terms not defined herein shall have the meanings ascribed to them in the Marketing Agreement.

(b)
This Agreement shall be effective as of the Effective Date and, as of the Effective Date, shall supersede and replace the Existing Sale Agreement (except that, as provided in section 1(c), the Existing Sale Agreement will govern the purchase of Loans originated prior to the Effective Date). This Agreement shall apply to all Loans originated by Bank during the term of this Agreement, beginning on the Effective Date. Loans originated on or after the Effective Date shall not be subject to the Existing Sale Agreement.

(c)
All Loans originated by Bank prior to the Effective Date shall be governed by the terms of the Existing Sale Agreement as in effect at the time that such Loans were originated, and shall not be subject to the terms of this Agreement.

(d)	This Agreement shall not operate so as to render invalid or improper any action heretofore taken under the Existing Sale Agreement.

2.	Purchase of Loans and Receivables; Payment to Bank; Reporting to Bank. The terms of Schedule 2 shall apply as if fully set forth in this Agreement.

3.	Ownership of Borrower Accounts and Loans.

(a)
On and after each Closing Date, subject to Company’s payment of the Purchase Price (inclusive of the agreement to pay the Loan Trailing Fee) on each such date, Company shall be the sole owner for all purposes (e.g., tax, accounting and legal) of the Loans and Receivables purchased from Bank on such date, except as set forth on Schedule 2. Bank agrees to make entries on its books and records to clearly indicate the sale of the Loans and Receivables to Company as of each Closing Date. Company agrees to make entries on its books and records to clearly indicate the purchase of the Loans and Receivables as of each Closing Date. On and after each Closing Date, Bank shall remain the owner of each Borrower Account, and Bank and Company each agree to make entries on their respective books and records to clearly indicate the ownership by Bank of the Borrower Accounts.

(b)	Bank does not assume and shall not have any liability to Company for the repayment of any Loan Proceeds or the servicing of the Loans after the related Closing Date.

(c)
With respect to each Loan Advance made by Bank, where Bank sells the related Receivable to Company, Bank sells, transfers, assigns, sets over and otherwise conveys to Company the Receivable attributable to such Loan Advance, including all rights to refunds, credits or adjustments, all interest accruing on such Receivable, all collections on such Receivable, and all proceeds of the foregoing, without recourse, in accordance with the provisions of Schedule 2 on the related Closing Date.

(d)
With respect to Lines of Credit, Bank shall retain ownership of the Loans after each Closing Date. Company agrees to make entries on its books and records to clearly indicate Bank’s ownership of the Lines of Credit as of each Purchase Date. Bank does not assume and shall not have any liability to Company for the repayment of any Receivable.

(e)
Subject to the provisions of Sections 3(e)(1) and 3(e)(2), Company (or any subsequent transferee of Company) may (i) securitize the Loans or Receivables, or any amounts owing thereunder, or (ii) issue an “asset-backed security” (as defined under 17 C.F.R. § 229.1101(c) or Section 3(a)(77) of the Securities Exchange Act of 1934) backed by the Loans or Receivables or any amounts owing thereunder, in each case (either an “ABS Transaction”), without the prior written consent of Bank except to the extent required by Section 3(e)(2).

(1)
(I) With respect to any ABS Transaction by Company or a Direct Transferee, Company shall ensure that, and (II) with respect to any ABS Transaction by any other direct or indirect transferee of Loans or Receivables, Company shall use commercially reasonable efforts to secure that, in each case: (i) Bank will not be required to maintain any ongoing ownership interest in the securitized Loans or Receivables after the sale thereof to Company, and (ii) Bank shall not be deemed to be a “sponsor” or “depositor” under any rule, regulation or order of the Securities and Exchange Commission with respect to such transaction.

(2)
Bank will not be required to take any action that would: (i) impair its rights or remedies under the Program Documents, (ii) increase its obligations beyond those obligations set forth in the Program Documents, (iii) increase its liabilities beyond those set forth in the Program Documents, or (iv) cause Bank to incur any costs or expenses that are not promptly reimbursed by Company. Company agrees (I) that it shall, and that it shall require each Direct Transferee or Affiliate of such Person to, obtain Bank’s written approval as to any publicly filed document or document made available to a third-party regarding securitization documentation that identifies Bank by name or provides a description of the Program and (II) that it shall use commercially reasonable efforts to require any subsequent transferee not covered by (I) above to obtain Bank’s written approval as to any publicly filed document or document made available to a third party regarding securitization documentation that identifies Bank by name or provides a description of the Program. As to any Direct Transferee (or Affiliate thereof) or any subsequent transferee, Bank will not unreasonably withhold, delay or condition its approval. Company shall include a provision in any agreement by which Company sells or transfers Loans requiring such transferee to obtain Bank’s approval as contemplated in the prior two sentences, and requiring such transferee to include such a provision in subsequent transfers of the Loans. Company shall ensure that final copies of all offering documents and investor presentations in connection with any such transaction are promptly provided to Bank.

(3)	Company shall ensure that any transferee of the Loans or Receivables from Company undertakes to comply with the provisions of this Section 3(e) to the same extent as applicable to Company directly.

4.	Representations and Warranties of Bank.

(a)	Bank hereby represents and warrants to Company as of the Effective Date of this Agreement and as of each Closing Date that:

(1)
Bank is an FDIC-insured Utah-chartered industrial bank, duly organized, validly existing under the laws of the State of Utah and has full corporate power and authority to execute, deliver, and perform its obligations under this Agreement; the execution, delivery and performance of this Agreement and the transfer of the Loans and Receivables have been duly authorized and are not in conflict with and do not violate the terms of the charter or bylaws of Bank and will not result in a material breach of or constitute a default under, or require any consent under, any indenture, loan or agreement to which Bank is a party;

(2)
All approvals, authorizations, licenses, registrations, consents, and other actions by, notices to, and filings with, any Person that may be required in connection with the execution, delivery, and performance of this Agreement by Bank, have been obtained;

(3)
This Agreement constitutes a legal, valid, and binding obligation of Bank, enforceable against Bank in accordance with its terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship or other similar laws now or hereafter in effect (including the rights and obligations of receivers and conservators under 12 U.S.C. §§ 1821(d) and (e)), which may affect the enforcement of creditors’ rights in general, and (ii) as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity);

(4)
There are no proceedings or investigations pending or, to the best knowledge of Bank, threatened against Bank (i) asserting the invalidity of this Agreement, (ii) seeking to prevent the consummation of any of the transactions contemplated by Bank pursuant to this Agreement, (iii) seeking any determination or ruling that, in the reasonable judgment of Bank, would materially and adversely affect the performance by Bank of its obligations under this Agreement, (iv) seeking any determination or ruling that would materially and adversely affect the validity or enforceability of this Agreement or (v) would have a materially adverse financial effect on Bank or its operations if resolved adversely to it; provided, however, that Bank makes no representation or warranty regarding the examination of Bank by the FDIC or the Utah Department of Financial Institutions, or any actions resulting from such examination;

(5)	Bank is not Insolvent;

(6)
The execution, delivery and performance of this Agreement by Bank comply with Utah and federal banking laws specifically applicable to Bank’s operations; provided that, except as expressly set forth herein, Bank makes no representation or warranty regarding compliance with Utah or federal banking laws relating to consumer or other borrower protection, consumer or business lending, usury, loan collection, anti-money laundering, data security or privacy;

(7)
To the extent that Bank receives non-public personally identifiable information from the Company or the Borrower, Bank will comply with all Applicable Laws related to the protection and retention of such information; and

(8)
With respect to each Loan and Receivable sold on any Closing Date by Bank to Company, (i) Bank has not taken any action (directly or indirectly, voluntarily or involuntarily): (x) to alter the terms or conditions of such Loan or Receivable or (y) that could be reasonably expected to impair the enforceability of such Loans or Receivables (except that such representation does not extend to any action by Company or its agents); or (ii) upon Bank’s receipt of the related Purchase Price (inclusive of the agreement to pay the Loan Trailing Fee), Bank shall have conveyed to Company all of Bank’s right, title and interest in such Loans and Receivables subject to no prior security interest in favor of any other creditor of Bank.

(b)
The representations and warranties set forth in this Section 4 shall survive the sale, transfer and assignment of the Loans and Receivables to Company pursuant to this Agreement and, with the exception of those representations and warranties contained in subsection 4(a)(4), shall be made continuously throughout the term of this Agreement. In the event that any investigation or proceeding of the nature described in subsection 4(a)(4) is instituted or threatened against Bank, Bank shall promptly notify Company of such pending or threatened investigation or proceeding (unless prohibited from doing so by Applicable Laws or the direction of a Regulatory Authority).

5.	Representations and Warranties of Company.

(a)	Company hereby represents and warrants to Bank, as of the Effective Date and each Closing Date that:

(1)
Company is a corporation, duly organized and validly existing in good standing under the laws of the State of Delaware, and has full power and authority to execute, deliver, and perform its obligations under this Agreement; the execution, delivery, and performance of this Agreement have been duly authorized, and are not in conflict with and do not violate the terms of the articles or bylaws of Company and will not result in a material breach of or constitute a default under or require any consent under any indenture, loan, or agreement to which Company is a party;

(2)
All approvals, authorizations, consents, and other actions by, notices to, and filings with any Person required to be obtained for the execution, delivery, and performance of this Agreement by Company, have been obtained;

(3)
This Agreement constitutes a legal, valid, and binding obligation of Company, enforceable against Company in accordance with its terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws now or hereafter in effect, which may affect the enforcement of creditors’ rights in general, and (ii) as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity);

(4)
There are no proceedings or investigations pending or, to the best knowledge of Company, threatened against Company (i) asserting the invalidity of this Agreement, (ii) seeking to prevent the consummation of any of the transactions contemplated by Company pursuant to this Agreement, (iii) seeking any determination or ruling that, in the reasonable judgment of Company, would materially and adversely affect the performance by Company of its obligations under this Agreement, (iv) seeking any determination or ruling that would materially and adversely affect the validity or enforceability of this Agreement or (v) that would have a materially adverse financial effect on Company or its operations if resolved adversely to it;

(5)	Company is not Insolvent; and

(6)	The execution, delivery and performance of this Agreement by Company comply with Applicable Laws.

(b)
The representations and warranties set forth in this Section 5 shall survive the sale, transfer and assignment of the Loans and Receivables to Company pursuant to this Agreement and, with the exception of those representations and warranties contained in subsection 5(a)(4), shall be made continuously throughout the term of this Agreement. In the event that any investigation or proceeding of the nature described in subsection 5(a)(4) is instituted or threatened against Company, Company shall promptly notify Bank of such pending or threatened investigation or proceeding (unless prohibited from doing so by Applicable Laws or the direction of a Regulatory Authority).

6.
Conditions Precedent to the Obligations of Company. The obligations of Company under this Agreement are subject to the satisfaction of the following conditions precedent on or prior to each Closing Date:

(a)
As of each Closing Date, no action or proceeding shall have been instituted or, to Company’s knowledge, threatened against Company or Bank to prevent or restrain the consummation of the transactions contemplated hereby, and, on each Closing Date, there shall be no injunction, decree, or similar restraint preventing or restraining such consummation;

(b)
The representations and warranties of Bank set forth in Section 4 shall be true and correct in all material respects, unless waived by Company, on each Closing Date as though made on and as of such date; and

(c)
The obligations of Bank set forth in this Agreement to be performed on or before each Closing Date shall have been performed in all material respects, unless waived by Company, as of such date by Bank.

7.	Conditions Precedent to the Obligations of Bank. The obligations of Bank in this Agreement are subject to the satisfaction of the following conditions precedent on or prior to each Closing Date:

(a)
As of each Closing Date, no action or proceeding shall have been instituted or, to Bank’s knowledge, threatened against Company or Bank to prevent or restrain the consummation of the purchase or other transactions contemplated hereby, and, on each Closing Date, there shall be no injunction, decree, or similar restraint preventing or restraining such consummation;

(b)
The representations and warranties of Company set forth in the Program Documents shall be true and correct in all material respects, unless waived by Bank, on each Closing Date as though made on and as of such date; and

(c)
The obligations of Company set forth in the Program Documents to be performed on or before each Closing Date shall have been performed in all material respects, unless waived by Bank, as of such date by Company.

8.	Term and Termination.

(a)
This Agreement shall have an initial term beginning on the Effective Date and ending on January 31, 2020 (the “Initial Term”) and shall renew automatically for two (2) successive terms of one (1) year each (each a “Renewal Term,” collectively, the Initial Term and Renewal Term(s) shall be referred to as the “Term”), unless either Party provides notice of non-renewal to the other Party at least one hundred eighty (180) days prior to the end of the Initial Term or any Renewal Term or this Agreement is earlier terminated in accordance with the provisions hereof.

(b)	A Party shall have the right to terminate this Agreement immediately upon written notice to the other Party in any of the following circumstances:

(1)
any representation or warranty made by the other Party in this Agreement shall be incorrect in any material respect and shall not have been corrected within thirty (30) Business Days after written notice thereof has been given to such other Party;

(2)
the other Party shall default in the performance of any obligation or undertaking under this Agreement and such default shall continue for thirty (30) Business Days after written notice thereof has been given to such other Party;

(3)
the other Party shall commence a voluntary case or other proceeding seeking liquidation, reorganization, or other relief with respect to itself or its debts under any bankruptcy, insolvency, receivership, conservatorship or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, conservator, custodian, or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of a trustee, receiver, liquidator, conservator, custodian, or other similar official or to any involuntary case or other similar proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

(4)
an involuntary case or other proceeding, whether pursuant to banking regulations or otherwise, shall be commenced against the other Party seeking liquidation, reorganization, or other relief with respect to it or its debts under any bankruptcy, insolvency, receivership, conservatorship or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, conservator, custodian, or other similar official of it or any substantial part of its property or an order for relief shall be entered against the other Party under the federal bankruptcy laws as now or hereafter in effect;

(5)	there is a materially adverse change in the financial condition of the other Party; or

(6)	either Party has terminated the Marketing Agreement and any applicable notice period provided in the Marketing Agreement has expired.

(c)
In addition to the foregoing termination rights, Bank may terminate this Agreement immediately upon written notice to Company (i) if Company defaults on its obligation to make a payment to Bank as provided in Schedule 2 of this Agreement or Section 3.2(d) of the Servicing Agreement and fails to cure such default within one (1) Business Day of receiving notice of such default from Bank; (ii) if Company defaults on its obligation to make a payment to Bank as provided in Schedule 2 of this Agreement or Section 3.2(d) of the Servicing Agreement more than once in any three (3) month period; (iii) if Company fails to maintain the Required Balance in the Collateral Account as required by Section 31 or Schedule 31 of this Agreement; or (iv) if Bank is deemed to be a “sponsor” or “securitizer” under any rule, regulation or order of the Securities and Exchange Commission with respect to any security issued by Company (or its affiliates).

(d)
The termination of this Agreement either in part or in whole shall not discharge any Party from any obligation incurred prior to such termination, including any obligation with respect to Loans or Receivables sold prior to such termination.

(e)
Following termination of this Agreement, Company shall purchase any Loans established by Bank under the Marketing Agreement prior to and on the date of termination of the Marketing Agreement that have not already been purchased by Company and any Loans originated by Bank after termination of this Agreement, if such Loans are originated in accordance with Section 10(e) of the Marketing Agreement.

(f)
Bank may terminate this Agreement immediately upon written notice to Company if Bank incurs any Loss that would have been subject to indemnification under Section 10(a) but for the application of Applicable Laws that limit or restrict Bank’s ability to seek such indemnification.

(g)	The terms of this Section 8 shall survive the expiration or earlier termination of this Agreement.

9.	Confidentiality.

(a)
Each Party agrees that Confidential Information of the other Party shall be used by such Party solely in the performance of its obligations and exercise of its rights pursuant to the Program Documents. Except as required by Applicable Laws or legal process, neither Party (the “Restricted Party”) shall disclose Confidential Information of the other Party to third parties; provided, however, that the Restricted Party may disclose Confidential Information of the other Party (i) to the Restricted Party’s Affiliates, agents, representatives or subcontractors for the sole purpose of fulfilling the Restricted Party’s obligations under this Agreement (as long as the Restricted Party exercises reasonable efforts to prohibit any further disclosure by its Affiliates, agents, representatives or subcontractors), provided that in all events, the Restricted Party shall be responsible for any breach of the confidentiality obligations hereunder by any of its Affiliates, agents (other than Company as agent for Bank), representatives or subcontractors, (ii) to the Restricted Party’s auditors, accountants and other professional advisors (provided such receiving party is subject to confidentiality obligations at least as stringent as those set forth herein and the Restricted Party shall be responsible for any breach of confidentiality obligations by such receiving party), or to a Regulatory Authority, or (iii) to any other third party as mutually agreed by the Parties.

(b)	A Party’s Confidential Information shall not include information that:

(1)	is generally available to the public;

(2)	has become publicly known, without fault on the part of the Party who now seeks to disclose such information (the “Disclosing Party”), subsequent to the Disclosing Party acquiring the information;

(3)	was otherwise known by, or available to, the Disclosing Party prior to entering into this Agreement; or

(4)
becomes available to the Disclosing Party on a non-confidential basis from a Person, other than a Party to this Agreement, who is not known by the Disclosing Party after reasonable inquiry to be bound by a confidentiality agreement with the non-Disclosing Party or otherwise prohibited from transmitting the information to the Disclosing Party.

(c)
Upon written request or upon the termination of this Agreement, each Party shall, within thirty (30) days, return to the other Party all Confidential Information of the other Party in its possession that is in written form, including by way of example, but not limited to, reports, plans, and manuals; provided, however, that either Party may maintain in its possession all such Confidential Information of the other Party required to be maintained under Applicable Laws relating to the retention of records for the period of time required thereunder.

(d)
In the event that a Restricted Party is requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information of the other Party, the Restricted Party will provide the other Party with prompt notice of such request(s) so that the other Party may seek an appropriate protective order or other appropriate remedy and/or waive the Restricted Party’s compliance with the provisions of this Agreement. In the event that the other Party does not seek such a protective order or other remedy, or such protective order or other remedy is not obtained, or the other Party grants a waiver hereunder, the Restricted Party may furnish that portion (and only that portion) of the Confidential Information of the other Party which the Restricted Party is legally compelled to disclose and will exercise such efforts to obtain reasonable assurance that confidential treatment will be accorded any Confidential Information of the other Party so furnished as the Restricted Party would exercise in assuring the confidentiality of any of its own Confidential Information.

(e)	The terms of this Section 9 shall survive the expiration or earlier termination of this Agreement.

10.	Indemnification.

(a)
Company agrees to defend, indemnify, and hold harmless Bank and its Affiliates, and the officers, directors, employees, representatives, shareholders, agents and attorneys of such entities (the “Indemnified Parties”) from and against any and all claims, actions, liability, judgments, damages, costs and expenses, including reasonable attorneys’ fees (“Losses”) to the extent arising from Bank’s participation in the Program and the Prior Programs as contemplated by the Program Documents and the Prior Program Documents (including Losses arising from a violation of Applicable Laws or a breach by Company or its agents or representatives of any of Company’s representations, warranties, obligations or undertakings under the Program Documents and the Prior Program Documents). Notwithstanding the foregoing, Company shall not be obligated to indemnify any Indemnified Parties to the extent of: (i) Losses that arise from the gross negligence or willful misconduct of Bank, or its officers, directors, employees or agents (other than Company and its agents), or (ii) Excluded Servicing Losses.

(b)
To the extent permitted by Applicable Laws, any Indemnified Party seeking indemnification hereunder shall promptly notify Company, in writing, of any notice of the assertion by any third party of any claim or of the commencement by any third party of any legal or regulatory proceeding, arbitration or action, or if the Indemnified Party determines the existence of any such claim or the commencement by any third party of any such legal or regulatory proceeding, arbitration or action, whether or not the same shall have been asserted or initiated, in any case with respect to which Company is or may be obligated to provide indemnification (an “Indemnifiable Claim”), specifying in reasonable detail the nature of the claim and, if known, the amount or an estimate of the amount of the Loss; provided, that failure to promptly give such notice shall only limit the liability of Company to the extent of the actual prejudice, if any, suffered by Company as a result of such failure. The Indemnified Party shall provide to Company as promptly as practicable thereafter information and documentation reasonably requested by Company to defend against the Indemnifiable Claim.

(c)
Company shall have ten (10) days after receipt of any notification of an Indemnifiable Claim (a “Claim Notice”) to notify the Indemnified Party in writing of Company’s election to assume the defense of the Indemnifiable Claim and, through counsel of the Company’s own choosing, and at its own expense, to commence the settlement or defense thereof, and the Indemnified Party shall cooperate with Company in connection therewith if such cooperation is so requested and the request is reasonable; provided that Company shall hold the Indemnified Party harmless from all its reasonable out-of-pocket expenses, including reasonable attorneys’ fees, incurred in connection with the Indemnified Party’s cooperation; provided, further, that if the Indemnifiable Claim relates to a matter before a Regulatory Authority, the Indemnified Party may elect, upon written notice to Company (the “Assumption Notice”), to assume the defense of the Indemnifiable Claim at the cost of and with the cooperation of Company. If the Company assumes responsibility for the settlement or defense of any such claim, (i) Company shall permit the Indemnified Party to participate at the Indemnified Party’s expense (for which no claim of Losses shall be made) in such settlement or defense through counsel chosen by the Indemnified Party; provided that, in the event that both Company and the Indemnified Party are defendants in the proceeding and the Indemnified Party has reasonably determined and notified Company that representation of both parties by the same counsel would be inappropriate due to the actual or potential differing interests between them, then the reasonable fees and expenses of one such counsel for all Indemnified Parties in the aggregate shall be borne by Company; and (ii) Company shall not settle any Indemnifiable Claim without the Indemnified Party’s consent.

(d)
If the Company does not notify the Indemnified Party in writing within ten (10) days after receipt of the Claim Notice that it elects to undertake the defense of the Indemnifiable Claim described therein, or if Company fails to contest vigorously any such Indemnifiable Claim, or if the Indemnified Party elects to control the defense of an Indemnifiable Claim before a Regulatory Authority as permitted by Section 10(c), then, in each case, the Indemnified Party shall have the right, upon reasonable written notice to the Company, to contest, settle or compromise the Indemnifiable Claim in the exercise of its reasonable discretion; provided that the Indemnified Party shall notify Company in writing prior thereto of any compromise or settlement of any such Indemnifiable Claim.

No action taken by the Indemnified Party pursuant to this paragraph (d) shall deprive the Indemnified Party of its rights to indemnification pursuant to this Section 10.

(e)	All amounts due under this Section 10 shall be payable not later than ten (10) days after receipt of the written demand therefor.

(f)	The terms of this Section 10 shall survive the expiration or earlier termination of this Agreement.

11.
Assignment. This Agreement and the rights and obligations created under it shall be binding upon and inure solely to the benefit of the Parties and their respective successors, and permitted assigns. Neither Party shall be entitled to assign or transfer any interest under this Agreement without the prior written consent of the other Party. No assignment under this section shall relieve a Party of its obligations under this Agreement.

12.	Third Party Beneficiaries. Nothing contained herein shall be construed as creating a third-party beneficiary relationship between either Party and any other Person.

13.
Proprietary Material. Bank hereby provides Company with a non-exclusive right and non-assignable license to use and reproduce Bank’s name, logo, registered trademarks and service marks (collectively “Proprietary Material”) as necessary to fulfill each Party’s obligations under this Agreement; provided, however, that (a) Company shall obtain Bank’s prior written approval for the use of Proprietary Material and such use shall at all times comply with written instructions provided by Bank regarding the use of its Proprietary Material; and (b) Company acknowledges that, except as specifically provided in this Agreement, it will acquire no interest in Bank’s Proprietary Material. Upon termination of this Agreement, Company will cease using Bank’s Proprietary Material.

14.
Notices. All notices and other communications that are required or may be given in connection with this Agreement shall be in writing and shall be deemed received (a) on the day delivered, if delivered by hand; (b) or the day transmitted, if transmitted by facsimile or e-mail with receipt confirmed; or (c) three (3) Business Days after the date of mailing to the other party, if mailed first-class mail postage prepaid, at the following address, or such other address as either party shall specify in a notice to the other:

To Bank:	WebBank
Attn: Senior Vice President – Strategic Partners
215 S. State Street, Suite 1000
Salt Lake City, UT 84111
Tel. (801) 456-8398
Fax: (801) 456-8398
Email: strategicpartnerships@webbank.com

With a copy to:	WebBank
Attn: Chief Compliance Officer
215 S. State Street, Suite 1000
Salt Lake City, UT 84111
Tel. (801) 456-8397
Fax: (801) 456-8397
Email: complianceofficer@webbank.com

To Company:	LendingClub Corporation
71 Stevenson, Suite 300
San Francisco, CA 94105
Attn: Renaud Laplanche, Chief Executive Officer
E-mail Address: rlaplanche@lendingclub.com
Telephone: (415) 632-5667
Facsimile: (415) 632-5608

With a copy to:	LendingClub Corporation
71 Stevenson, Suite 300
San Francisco, CA 94105
Attn: General Counsel
E-mail Address: jaltieri@lendingclub.com
Telephone: (415) 632-5666
Facsimile: (415) 632-5608

15.
Relationship of Parties. Bank and Company agree that in performing their responsibilities pursuant to this Agreement, they are in the position of independent contractors. This Agreement is not intended to create, nor does it create and shall not be construed to create, a relationship of partner or joint venturer or any association for profit between and among Bank and Company.

16.
Retention of Records. Any Records with respect to Loans purchased by Company pursuant hereto retained by Bank shall be held as custodian for the account of Bank and Company as owners thereof. Bank shall provide copies of Records to Company upon reasonable request of Company.

17.	Agreement Subject to Applicable Laws. If (a) either Party has been advised by legal counsel of a change in Applicable Laws or any judicial decision of a court having jurisdiction over such Party or any interpretation of a Regulatory Authority that, in the view of such legal counsel, would have a materially adverse effect on the rights or obligations of such Party under this Agreement or the financial condition of such Party, (b) either Party receives a request of any Regulatory Authority having jurisdiction over such Party, including any letter or directive of any kind from any such Regulatory Authority, that prohibits or restricts such Party from carrying out its obligations under this Agreement, or (c) either Party has been advised by legal counsel that there is a material risk that such Party’s or the other Party’s continued performance under this Agreement would violate Applicable Laws, then the affected Party shall provide written notice to the other Party of such advisement or request and the Parties shall meet and consider in good faith any modifications, changes or additions to the Program or the Program Documents that may be necessary to eliminate such result. Notwithstanding any other provision of the Program Documents, including Section 8 hereof, if the Parties are unable to reach agreement regarding such modifications, changes or additions to the Program or the Program Documents within ten (10) Business Days after the Parties initially meet, either Party may terminate this Agreement upon five (5) days’ prior written notice to the other Party. A Party may suspend performance of its obligations under this Agreement, or require the other Party to suspend its performance of its obligations under this Agreement, upon providing the other Party with advance written notice, if any event described in subsection 17(a), (b) or (c) above occurs.

18.	Expenses.

(a)	Each Party shall bear the costs and expenses of performing its obligations under this Agreement, unless expressly provided otherwise in the Program Documents.

(b)	Each Party shall be responsible for payment of any federal, state, or local taxes or assessments associated with the performance of its obligations under this Agreement.

(c)	Company shall reimburse Bank for all reasonable third party fees incurred by Bank in connection with the performance of this Agreement.

(d)	Company shall pay for Bank’s reasonable legal and other professional fees and expenses as provided in subsection 14(e) of the Marketing Agreement.

(e)	Within ten (10) days after receipt of an invoice from Bank, Company shall reimburse Bank for the monthly costs associated with the transfer of funds from the Collateral Account to Company.

(f)
All fees payable pursuant to this Section 18 may be paid by wire, ACH, or check, as determined by the Company, but shall be paid pursuant to the terms of the Bank’s invoice. Bank may assess a service charge of 1.5% per month on any amounts due under this Agreement that are thirty (30) days past due.

(g)
Unless otherwise agreed by the Parties, Company shall pay Bank a fee of [***] upon the approval by Bank of any agreement under which Bank sells Loans or Receivables directly to a Person with the consent of or at the direction of Company.

19.	Examination. Each Party agrees to submit to any examination that may be required by a Regulatory Authority having jurisdiction over the other Party, during regular business hours and upon reasonable prior notice, and to otherwise provide reasonable cooperation to the other Party in responding to such Regulatory Authority’s inquiries and requests related to the Program.

20.
Inspection; Reports. Each Party, upon reasonable prior notice from the other Party, agrees to submit to an inspection of its books, records, accounts, and facilities relevant to the Program, from time to time, during regular business hours subject, in the case of Bank, to the duty of confidentiality it owes to its customers and banking secrecy and confidentiality requirements otherwise applicable under Applicable Laws. All expenses of inspection shall be borne by the Party conducting the inspection. Notwithstanding the obligation of each Party to bear its own expenses of inspection, Company shall reimburse Bank for reasonable out of pocket expenses incurred by Bank in its performance of periodic on site reviews of Company’s financial condition, operations and internal controls.

21.
Governing Law; Waiver of Jury Trial. This Agreement shall be interpreted and construed in accordance with the laws of the State of Utah, without giving effect to the rules, policies, or principles thereof with respect to conflicts of laws. THE PARTIES HEREBY EXPRESSLY WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING HEREUNDER. The terms of this Section 21 shall survive the expiration or earlier termination of this Agreement.

22.
Manner of Payments. Unless the manner of payment is expressly provided herein, all payments under this Agreement shall be made by ACH transfer to the bank accounts designated by the respective Parties. Notwithstanding anything to the contrary contained herein, neither Party shall be excused from making any payment required of it under this Agreement as a result of a breach or alleged breach by the other Party of any of its obligations under this Agreement or any other agreement, provided that the making of any payment hereunder shall not constitute a waiver by the Party making the payment of any rights it may have under the Program Documents or by law.

23.
Brokers. Neither Party has agreed to pay any fee or commission to any agent, broker, finder, or other person for or on account of services rendered as a broker or finder in connection with this Agreement or the transactions contemplated hereby that would give rise to any valid claim against the other Party for any brokerage commission or finder’s fee or like payment.

24.
Entire Agreement. The Program Documents, including exhibits, constitute the entire agreement between the Parties with respect to the subject matter hereof, and supersede any prior or contemporaneous negotiations or oral or written agreements with regard to the same subject matter.

25.
Amendment and Waiver. This Agreement may not be amended orally, but only by a written instrument signed by all Parties. The failure of a Party to require the performance of any term of this Agreement or the waiver by a Party of any default under this Agreement shall not prevent a subsequent enforcement of such term and shall not be deemed a waiver of any subsequent breach. All waivers must be in writing and signed by the Party against whom the waiver is to be enforced.

26.
Severability. Any provision of this Agreement which is deemed invalid, illegal or unenforceable in any jurisdiction, shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining portions hereof in such jurisdiction or rendering such provision or any other provision of this Agreement invalid, illegal, or unenforceable in any other jurisdiction.

27.
Interpretation. The Parties acknowledge that each Party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments thereto, and the same shall be construed neither for nor against either Party, but shall be given a reasonable interpretation in accordance with the plain meaning of its terms and the intent of the Parties.

28.
Jurisdiction; Venue. The Parties consent to the personal jurisdiction and venue of the federal and state courts in Salt Lake City, Utah for any court action or proceeding. The terms of this Section 28 shall survive the expiration or earlier termination of this Agreement.

29.	Headings. Captions and headings in this Agreement are for convenience only and are not to be deemed part of this Agreement.

30.
Counterparts. This Agreement may be executed and delivered by the Parties in any number of counterparts, and by different parties on separate counterparts, each of which counterpart shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same instrument.

31.	Collateral Account. The terms of Schedule 31 shall apply as if fully set forth in this Agreement.

32.
Security Agreement. The Parties hereby ratify their respective agreements and obligations under the Security Agreement and Side Letter and, for the avoidance of doubt, agree that (a) the term “Sale Agreement” as defined and used in the Security Agreement, includes this Agreement (as it may be amended, restated, supplemented or otherwise modified from time to time), and (b) the term “Loan Sale Agreement” as defined and used in the Side Letter, includes this Agreement (as it may be amended, restated, supplemented or otherwise modified from time to time).

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized officers as of the date first written above.

WEBBANK
By:     /s/ Kelly M. Barnett
Name:     Kelly M. Barnett
Title:     President

LENDINGCLUB CORPORATION

By:     /s/ Renaud Laplanche
Name:     Renaud Laplanche
Title:     Chief Executive Officer

[Signature Page to Loan and Receivable Sale Agreement]

Schedule 1
I. Definitions

(a)	“ACH” means the Automated Clearinghouse.

(b)
“Affiliate” means, with respect to a Party, a Person who directly or indirectly controls, is controlled by or is under common control with the Party. For the purpose of this definition, the term “control” (including with correlative meanings, the terms controlling, controlled by and under common control with) means the power to direct the management or policies of such Person, directly or indirectly, through the ownership of twenty-five percent (25%) or more of a class of voting securities of such Person.

(c)	“Agreement” means this Loan and Receivable Sale Agreement.

(d)
“Applicable Laws” means all federal, state and local laws, statutes, regulations and orders applicable to a Party or relating to or affecting any aspect of the Program (including the Borrower Accounts, Loans, and Receivables), and all requirements of any Regulatory Authority having jurisdiction over a Party, as any such laws, statutes, regulations, orders and requirements may be amended and in effect from time to time during the term of this Agreement.

(e)	“Assumption Notice” shall have the meaning set forth in Section 10(c).

(f)	“Claim Notice” shall have the meaning set forth in Section 10(c).

(g)
“Closing Date” means each date on which Company pays Bank the Purchase Price (inclusive of the agreement to pay the Loan Trailing Fee) for a Loan or Receivable and, pursuant to Schedule 2 hereof, acquires such Loan or Receivable from Bank. The Closing Date for Loans and Receivables listed on a Funding Statement shall be two (2) business days after the Funding Date for such Funding Statement.

(h)	“Collateral Account” has the meaning set forth in Schedule 31.

(i)
“Confidential Information” means the terms and conditions of this Agreement, and any proprietary information or non-public information of a Party, including a Party’s proprietary marketing plans and objectives, that is furnished to the other Party in connection with this Agreement.

(j)	“Control Account” means an account established by Company and held at the Control Institution in accordance with the terms of the Control Account Agreement.

(k)	“Control Account Agreement” means the account agreement attached hereto as Exhibit A.

(l)	“Control Institution” means the depository institution at which the Control Account is established, which initially shall be Wells Fargo Bank, N.A., and may be changed by agreement among the Parties.

(m)	“Direct Transferee” means any Person to which Company transfers a Loan or Receivable, and any Affiliate of such Person or special purpose vehicle established at the direction or

1

for the benefit of such Person or an Affiliate of such Person to which such Person subsequently transfers a Loan or Receivable.

(n)	“Disclosing Party” shall have the meaning set forth in Section 9(b)(2).

(o)	“Effective Date” shall have the meaning set forth in the introductory paragraph of this Agreement.

(p)	“Existing Sale Agreement” shall have the meaning set forth in the recitals.

(q)	“Indemnifiable Claim” shall have the meaning set forth in Section 10(b).

(r)	“Indemnified Parties” shall have the meaning set forth in Section 10(a).

(s)
“Insolvent” means the failure to pay debts in the ordinary course of business, the inability to pay its debts as they come due or the condition whereby the sum of an entity’s debts is greater than the sum of its assets.

(t)
“Loan” means (1) a consumer or business installment loan or (2) a Line of Credit, in each case established by Bank pursuant to the Program and pursuant to a Borrower Agreement. For purposes of this Agreement, with respect to any Loan that is not a Line of Credit, each Loan includes all rights of Bank to payment under the applicable Loan Agreement with such Borrower (but does not includes any rights of Bank under the Borrower Agreement between such Borrower and Bank).

(u)	“Losses” shall have the meaning set forth in Section 10(a).

(v)
“Marketing Agreement” means that Marketing and Program Management Agreement, dated as of even date herewith, between Company and Bank, pursuant to which the Parties agreed to promote and operate a loan program.

(w)	“Party” means either Company or Bank and “Parties” means Company and Bank.

(x)
“Program” means the consumer and business loan program contemplated by the Program Documents pursuant to which Bank will establish Borrower Accounts and Loans and disburse Loan Proceeds to Borrowers, Company will service the Borrower Accounts and Loans, and in which Bank may sell Loans and Receivables to Company. The term “Program” also includes the sale by Bank of Loans or Receivables directly to any Person with the consent of or at the direction of Company.

(y)
“Program Documents” means the Marketing Agreement, the Servicing Agreement, and this Agreement and, solely where such term is used for purpose of defining the scope of the security interest set forth in Schedule 31, shall also include any Agreement pursuant to which Bank sells Loans directly to any Person with the consent of or at the direction of Company.

(z)	“Proprietary Material” shall have the meaning set forth in Section 13.

(aa)	“Purchase Price” means, (1) with respect to a Loan other than a Line of Credit, the sum of (i) the principal amount of the Loan Proceeds disbursed pursuant to such Loan, and (ii)

2

the related Loan Origination Fee, and (iii) the related Loan Trailing Fee and (2) with respect to a Receivable, the sum of (i) the principal amount of the Loan Proceeds disbursed pursuant to the related Loan Advance, and (ii) the related Loan Origination Fee, and (iii) the related Loan Trailing Fee.

(bb)
“Purchase Price Amount” means, with respect to a Funding Statement, the sum of the Purchase Prices for each Loan and Receivable identified on such Funding Statement (inclusive of the agreement to pay the related Loan Trailing Fees).

(cc)
“Records” means any Loan Agreements, applications, change-of-terms notices, credit files, credit bureau reports, transaction data, records, or other documentation (including computer tapes, magnetic files, and information in any other format).

(dd)
“Regulatory Authority” means any federal, state or local regulatory agency or other governmental agency or authority having jurisdiction over a Party and, in the case of Bank, shall include, but not be limited to, the Utah Department of Financial Institutions and the Federal Deposit Insurance Corporation.

(ee)	“Required Balance” shall have the meaning set forth in Schedule 31.

(ff)	“Restricted Party” shall have the meaning set forth in Section 9(a).

II. Construction
As used in this Agreement:

(a)	All references to the masculine gender shall include the feminine gender (and vice versa);

(b)	All references to “include,” “includes,” or “including” shall be deemed to be followed by the words “without limitation”;

(c)	References to any law or regulation refer to that law or regulation as amended from time to time and include any successor law or regulation;

(d)	References to “dollars” or “$” shall be to United States dollars unless otherwise specified herein;

(e)	Unless otherwise specified, all references to days, months or years shall be deemed to be preceded by the word “calendar”;

(f)	All references to “quarter” shall be deemed to mean calendar quarter; and

(g)
The fact that Bank or Company has provided approval or consent shall not mean or otherwise be construed to mean that: (i) either Party has performed any due diligence with respect to the requested or required approval or consent, as applicable; (ii) either Party agrees that the item or information for which the other Party seeks approval or consent complies with any Applicable Laws; (iii) either Party has assumed the other Party’s obligations to comply with all Applicable Laws arising from or related to any requested or required approval or consent; or (iv) except as otherwise expressly set forth

3

in such approval or consent, either Party’s approval or consent impairs in any way the other Party’s rights or remedies under the Agreement, including indemnification rights for Company’s failure to comply with all Applicable Laws.

4

Schedule 2
The following terms shall apply as if fully set forth in the Agreement:

(a)
Bank may offer to sell, transfer, assign, set-over, and otherwise convey to Company, without recourse and with servicing released, on each Closing Date, the Loans (other than Lines of Credit, except Lines of Credit on termination or otherwise contemplated herein) established by Bank and the Receivables generated and funded by Bank two (2) Business Days prior to such Closing Date (and on any subsequent non-Business Day that occurs before the next Business Day). All of the foregoing shall be in accordance with the procedures set forth in this Schedule 2. In consideration for Bank’s offer to sell, transfer, assign, set-over and convey to Company such Loans (other than Lines of Credit except Lines of Credit on termination or otherwise contemplated herein) and Receivables, Company agrees to purchase all such offered Loans (other than Lines of Credit except Lines of Credit on termination or otherwise contemplated herein) and Receivables from Bank, and Company shall pay to Bank the Purchase Price (inclusive of the Loan Trailing Fee, which is paid in accordance with subject 2(i) of this Schedule 2) in accordance with subsection 2(b) of this Schedule 2.

(b)
On each Closing Date, Company shall purchase the Loans (other than Lines of Credit, except Lines of Credit on termination or otherwise contemplated herein) established by Bank and the Receivables generated and funded by Bank that are offered for sale by Bank and identified on the Funding Statement received by Bank three (3) Business Days prior to that Closing Date. By no later than 2:00 pm Mountain Time, two (2) Business Days prior to the Closing Date, Company shall deposit a sum equal to the Purchase Price Amount for that Funding Statement by wire transfer into the Control Account. On the Closing Date, in consideration of Company’s purchase of the Loans (other than Lines of Credit, except Lines of Credit on termination or otherwise contemplated herein) and Receivables on such Closing Date, Bank may authorize the disbursement of such Purchase Price Amount from the Control Account to Bank per the terms of the Control Account Agreement. Notwithstanding any provision of the Control Account Agreement to the contrary, under no circumstances shall Bank direct or otherwise authorize the disbursement or other disposition of any funds from the Control Account to Bank or any other person or entity other than in accordance with the previous sentence.

(c)
To secure Company’s obligations under this Schedule 2, Company hereby grants Bank a security interest in all of Company’s right, title and interest in and to the Control Account and all sums now or hereafter on deposit in or payable or withdrawable from the Control Account and the proceeds of any of the foregoing (collectively, the “Control Account Collateral”), and agrees to take such steps as Bank may reasonably require to perfect or protect such first priority security interest. Company represents that, as of the date of this Agreement, the Control Account Collateral is not subject to any claim, lien, security interest or encumbrance (other than the interest of Bank). Company shall not allow any other Person to have any claim, lien, security interest, or encumbrance on the Control Account Collateral. Bank shall have all of the rights and remedies of a secured party under Applicable Laws with respect to the Control Account Collateral and the funds therein or proceeds thereof, and shall be entitled to exercise those rights and remedies in its discretion. For the avoidance of doubt, the funds in the Control Account are intended solely for payment of the Purchase Price and Purchase Price Amount as set forth in Sections (a) and (b) of this Schedule 2.

(d)
Company agrees to pay all of the fees charged by the Control Institution with respect to the Control Account, and shall ensure that adequate funds are deposited into the Control Account to satisfy such fees. Company shall provide to Bank copies of the Control Account Agreement and any other documents relating to the Control Account, including the agreement governing the Control Account and any amendments thereto, promptly upon receipt from the Control Institution.

(e)
Company shall pay Bank on a monthly basis the Holding Period Interest Charge for each Loan (other than Lines of Credit) and Receivable sold by Bank. Such payment shall be made by Bank’s initiation of an ACH debit transaction to an account designated in advance by Company on or about the sixth (6th) Business Day after the end of each month.

(f)
To the extent that such materials are in Bank’s possession, upon Company’s request, Bank agrees to cause to be delivered to Company, at Company’s cost, loan files on all Loans or Receivables purchased by Company pursuant to this Agreement through the preceding Business Day. Such loan files will include the application for the Loan, the Loan Agreement, confirmation of delivery of the Loan Agreement to the Borrower, and such other materials as Company may reasonably require (all of which may be in electronic form); provided that Bank may retain the originals of such information with respect to any Receivables where Bank continues to own the Borrower Account, and Bank may retain copies of such information as necessary to comply with Applicable Laws.

(g)
Within ten (10) Business Days following the end of each quarter, Bank shall refund to Company the Holding Period Interest Charge for each Loan or Receivable (other than a Loan or Receivable for which the Holding Period Interest Charge has already been refunded) that meets the following three conditions as of the end of the quarter that most recently ended: (i) the first payment on such Loan or Receivable was not paid when due, (ii) the first payment was not subsequently received, and (iii) the Loan has been charged off.

(h)
When a Line of Credit is permanently closed to further Loan Advances, and if Bank had previously sold the Receivables associated with such Line of Credit to Company, Bank may offer to sell such Line of Credit to Company for no additional consideration, and Company shall purchase such Line of Credit from Bank on the next Closing Date.

(i)
With respect to each Loan or Receivable sold by Bank hereunder, and any Loan or Receivable sold by Bank to any Person with the consent or at the direction of Company, Company shall pay to Bank on a monthly basis the Loan Trailing Fee. The Loan Trailing Fee for a Loan or Receivable is equal to the Loan Fee Factor multiplied by all amounts actually received by Company as servicer of a Loan or Receivable (or any successor servicer) in connection with such Loan or Receivable during the month (but excluding late fees, returned check fees, and any fees associated with the method of payment and net of reasonable collection fees), and before the deduction or payment of any servicing fee due to Company as servicer (or any successor servicer). The Loan Fee Factor is equal to [***]. The Loan Trailing Fee for a month shall be paid by Company within five (5) Business Days following the month in which the amounts are collected. The Parties will cooperate in good faith to develop, within ninety (90) days following the Effective Date, procedures for payment of the Loan Trailing Fee on loans that are charged off, including payment of a portion of the net proceeds released upon sale of such a loan; provided, that proceeds of charged-off Loans shall not be subject to payment of the Loan Trailing Fee until such procedures are developed.

(j)
To the extent the projected amount (adjusted for estimated collectability, but not adjusted for the time value of money) of all Loan Trailing Fees to be paid to Bank by Company on all then-outstanding Loans is greater than [***] the Company may [***] of all Loan Trailing Fees to be paid to Bank by Company on all then-outstanding Loans, or (ii) [***]. At the time of [***] Company agrees to take such steps as Bank [***]. For the avoidance of doubt, Bank is entitled to payment of the Loan Trailing Fee on a Loan only [***].

(k)
The terms of Sections (i), (j) and (k) of this Schedule 2 shall survive the expiration or termination of this Agreement for as long as any Loans or Receivables remain outstanding (including, for the avoidance of doubt, if Company is no longer the owner or servicer of such Loans or Receivables).

(l)
To the extent the Bank seeks to retain Loans or Receivable on its balance sheet, the Parties shall work to establish a procedure to randomly allocate Loans and Receivables to be retained by Bank, that satisfy the risk and investment criteria of the Bank, prior to any Loans being made available to investors through the Company’s marketplace.

(m)	As used in this Schedule 2, the following terms shall have the definitions set forth below:
“Holding Period Interest Charge” means, for each Loan and Receivable purchased from Bank (whether purchased by Company or a third party approved by Company), (i) interest paid by Company to Bank on the principal amount of that Loan or Receivable (as applicable) between the Funding Date and the Closing Date, calculated on a calendar day basis, at an annual interest rate equal to the applicable Performance-Adjusted Interest Rate, less (ii) the Servicing Fee.
“Loan Category” means each group of Loans of a common type (e.g., consumer-purpose, business-purpose, or Line of Credit), and with a common credit grade and loan term (as set forth in the Credit Policy).
“Loss Rate” means, with respect to a Loan Category, the quotient of (a) the total dollar amount of principal of all Loans in such Loan Category charged off during the prior [***] (net of recoveries), divided by (b) the weighted average principal amount of all Loans and Loan Advances within such Loan Category outstanding during the prior [***].

The Loss Rate for a Loan Category will be calculated each quarter, not more than sixty (60) days following the end of the quarter, by reference to the twelve (12) complete months ending with the quarter then ended, and the newly calculated Loss Rate shall be effective on the first Business Day of the subsequent quarter. The figures used to calculate the Loss Rate shall include loans originated under the Prior Program.
“Performance-Adjusted Interest Rate” means, with respect to a Loan or Receivable, (1) the stated simple interest rate applicable to that Loan or Receivable, less (2) the Loss Rate for that Loan Category; but [***].
“Servicing Fee” means, with respect to a Loan or Receivable, [***] of the scheduled principal and interest in the first payment due for such Loan or Receivable multiplied by a fraction, the numerator of which is the number of calendar days between the Funding Date and the Closing Date (including the Funding Date but excluding the Closing Date) and the denominator of which is the number of calendar days between the Funding Date and the due date of the first payment for such Loan or Receivable (including the Funding Date but excluding such due date).

Schedule 31
The following terms shall apply as if fully set forth in the Agreement:

(a)
Establishment of Collateral Account. Company shall provide Bank with cash collateral to secure Company’s obligations under the Program Documents and the Prior Program Documents, which Bank shall deposit in a deposit account (“Collateral Account”) at Bank. The Collateral Account shall be a deposit account at Bank, segregated from any other deposit account of Company that shall hold only the funds provided by Company to Bank as collateral. At all times, Company shall maintain funds in the Collateral Account equal to the sum of (1) Five Million Dollars ($5,000,000.00), plus (2) [***] (the “Required Balance”); provided, that the Required Balance shall never exceed [***]. The Required Balance shall be calculated monthly as of the first day of each month during the Term. In the event the actual balance in the Collateral Account is less than the Required Balance, Company shall, within two (2) Business Days following receipt of notice of such deficiency, make a payment into the Collateral Account in an amount equal to the difference between the Required Balance and the actual balance in such account.

(b)
Security Interest. To secure all Company’s obligations under the Program Documents and the Prior Program Documents (including the payment by Company of any amounts due under the Program Documents and the Prior Program Documents and the performance of any of Company’s obligations under the Program Documents and the Prior Program Documents), Company hereby grants Bank a security interest in the Collateral Account and the funds therein or proceeds thereof, and agrees to take such steps as Bank may reasonably require to perfect or protect such first priority security interest. Company represents that, as of the date of the Agreement, the Collateral Account is not subject to any claim, lien, security interest or encumbrance (other than the interest of Bank). Company shall not allow any other Person to have any claim, lien, security interest, or encumbrance on the Collateral Account. Bank shall have all of the rights and remedies of a secured party under Applicable Laws with respect to the Collateral Account and the funds therein or proceeds thereof, and shall be entitled to exercise those rights and remedies in its discretion.

(c)
Interest. The Collateral Account shall be a money market deposit account and shall bear interest. The annual interest rate shall be adjusted monthly as of the first day of each month during the Term, and shall be equal to the greater of (i) the Federal Funds Rate published in the Money Rates table of the Wall Street Journal on such date, less [***]; or (ii) [***]. The interest shall be paid monthly and shall be computed based on the average daily balance of the Collateral Account for the prior month. Company shall be entitled to any interest paid on the Collateral Account, and Bank shall forward to Company such interest no less frequently than quarterly.

(d)	Withdrawals.

(1)
Without limiting any other rights or remedies of Bank under this Agreement, Bank shall have the right to withdraw amounts from the Collateral Account to fulfill any obligations of Company under the Program Documents or the Prior Program Documents on which Company has defaulted, either during the Term or following termination of either of the Program Documents. To the extent that

1

Bank has withdrawn amounts from the Collateral Account and such amounts are subsequently paid directly to Bank, Bank shall restore such amounts to the Collateral Account with in one (1) Business Day after receipt of the amounts paid directly to Bank.

(2)
Company shall not have any right to withdraw amounts from the Collateral Account, except as set forth in this paragraph (d)(2). In the event the actual balance in the Collateral Account is more than the Required Balance calculated for a particular month, then, at Company’s option, Company may provide to Bank a report setting forth the calculation for the Required Balance and the extent to which the actual amount held in the Collateral Account at such time exceeds the Required Balance. Within two (2) Business Days after receipt of such a report from Company, Bank shall withdraw from the Collateral Account any amount held therein that exceeds the Required Balance as of the date of such report and pay such amount to an account designated by Company.

(e)
Termination of Collateral Account. Subject to the Company’s rights under paragraph (d)(2), Bank shall release any funds remaining in the Collateral Account on latest to occur of: (i) sixty (60) days after the termination of this Agreement, (ii) the last date on which Company is obligated to purchase Loans pursuant to subsection 10(h) of the Marketing Agreement, (iii) sixty (60) days after the termination of the Servicing Agreement, (iv) the last date on which Company is obligated to pay any Loan Trailing Fee pursuant to section (i) of Schedule 2, or (v) the fulfillment by Company of all of its obligations to Bank under the Program Documents, including its outstanding indemnification obligations with respect to all Claim Notices provided to Company within sixty (60) days after the expiration or termination of any of the Program Documents.

(f)	Survival. This Schedule 31 shall survive the expiration or termination of this Agreement.

2

Exhibit A

[Control Account Agreement]

DEPOSIT ACCOUNT CONTROL AGREEMENT

(Access Restricted Immediately)

This **Deposit Account Control Agreement** (the "Agreement"), dated as of the date specified on the initial signature page of this Agreement, is entered into by and among **LendingClub Corporation**, a Delaware corporation ("Company"), **WebBank**, a Utah corporation, ("Secured Party") and **Wells Fargo Bank, National Association** ("Bank"), and sets forth the rights of Secured Party and the obligations of Bank with respect to the deposit accounts of Company at Bank identified at the end of this Agreement as the Collateral Accounts (each hereinafter referred to individually as a "Collateral Account" and collectively as the "Collateral Accounts"). Each account designated as a Collateral Account includes, for purposes of this Agreement, and without the necessity of separately listing subaccount numbers, all subaccounts presently existing or hereafter established for deposit reporting purposes and integrated with the Collateral Account by an arrangement in which deposits made through subaccounts are posted only to the Collateral Account. Each Collateral Account operated as a "Multi-Currency Account" is a deposit account maintained with Bank's Cayman Islands Branch, which may be denominated in foreign currency.

1. **Secured Party's Interest in Collateral Accounts.** Secured Party represents that it has been granted a security interest in the Collateral Accounts. Company hereby confirms the security interest granted by Company to Secured Party in all of Company's right, title and interest in and to the Collateral Accounts and all sums now or hereafter on deposit in or payable or withdrawable from the Collateral Accounts (the "Collateral Account Funds"). In furtherance of the intentions of the parties hereto, this Agreement constitutes written notice by Secured Party to Bank and Bank's Cayman Islands Branch of Secured Party's security interest in the Collateral Accounts.

2. **Secured Party Control.** Bank, Secured Party and Company each agree that Bank will comply with instructions given to Bank by Secured Party directing disposition of funds in the Collateral Accounts ("Disposition Instructions") without further consent by Company. Except as otherwise required by law, Bank will not agree with any third party to comply with instructions for disposition of funds in the Collateral Accounts originated by such third party.

3. **No Company Access to Collateral Accounts.** Unless separately agreed to in writing by Secured Party, Company agrees that it will not be able to make debits or withdrawals from or otherwise have access to the Collateral Accounts or any Collateral Account Funds, and that Secured Party will have exclusive access to the Collateral Accounts and Collateral Account Funds.

4. **Transfers in Response to Disposition Instructions.** Notwithstanding the provisions of the "Secured Party Control" section of this Agreement, unless Bank separately agrees in writing to the contrary, Bank will have no obligation to disburse funds in response to Disposition Instructions other than by the appropriate disbursement method expressly set forth in this Section 4. So long as Secured Party and Bank maintain a currently effective agreement under which Secured Party is entitled to use Bank's Commercial Electronic Office® or other online internet portal operated by Bank to transfer funds from accounts at Bank to which Secured Party has access, Secured Party may from time to time make transfers of collected and available

DACA-STD-ARI
(Revised 03-15-10)
Lendingclub Corporation_ARI Execution Version
Page 1

funds from any Collateral Account to such destination account as Secured Party may determine. Such transfers will be governed by Bank's standard Master Agreement for Treasury Management Services or other applicable treasury management services agreement and any applicable service description(s). Further, any such transfer will be deemed a receipt of funds or proceeds by Secured Party within the meaning of the last sentence of Section 7 below, and will also be deemed an instruction or request of Secured Party within the meaning of Section 14 below.Except as otherwise expressly set forth in this Section 4, Bank will have no obligation to disburse funds in response to Disposition Instructions other than by cashier's check payable to Secured Party. Any disposition of funds which Bank makes under this Section 4 or otherwise in response to Disposition Instructions is subject to Bank's standard policies, procedures and documentation governing the type of disposition made; provided, however, that in no circumstances will any such disposition require Company's consent. To the extent any Collateral Account is a certificate of deposit or time deposit, Bank will be entitled to deduct any applicable early withdrawal penalty prior to disbursing funds from such account in response to Disposition Instructions. To the extent Secured Party requests that funds be transferred from any Collateral Account in a currency different from the currency denomination of the Collateral Account, the funds transfer will be made after currency conversion at Bank's then current buying rate for exchange applicable to the new currency.

5. **Lockboxes.** To the extent items deposited to a Collateral Account have been received in one or more post office lockboxes maintained for Company by Bank (each a "Lockbox") and processed by Bank for deposit, Company acknowledges that Company has granted Secured Party a security interest in all such items (the "Remittances"). During the term of this Agreement, Company will have no right or ability to instruct Bank regarding the receipt, processing or deposit of Remittances, and Secured Party alone will have the right and ability to so instruct Bank. Company and Secured Party acknowledge and agree that Bank's operation of each Lockbox, and the receipt, retrieval, processing and deposit of Remittances, will at all times be governed by Bank's Master Agreement for Treasury Management Services or other applicable treasury management services agreement, and by Bank's applicable standard lockbox Service Description.

6. **Balance Reports and Bank Statements.** Bank agrees, at the request of Secured Party on any Business Day, to make available to Secured Party a report ("Balance Report") showing the opening available balance in the Collateral Accounts as of the beginning of such Business Day, by a transmission method determined by Bank, in Bank's sole discretion. Company expressly consents to this transmission of information. Bank will, on receiving a written request from Secured Party, send to Secured Party by United States mail, at the address indicated for Secured Party after its signature to this Agreement, duplicate copies of all periodic statements on the Collateral Accounts which are subsequently sent to Company. Each day on which Bank is open to conduct its regular banking business, other than a Saturday, Sunday or public holiday is defined as a "Business Day."

7. **Returned Items.** Secured Party and Company understand and agree that the face amount ("Returned Item Amount") of each Returned Item will be paid by Bank debiting the Collateral Account to which the Returned Item was originally credited, without prior notice to Secured Party or Company. As used in this Agreement, the term "Returned Item" means (i) any item deposited to a Collateral Account and returned unpaid, whether for insufficient funds or for any other reason, and without regard to timeliness of the return or the occurrence or timeliness of any drawee's notice of non-payment; (ii) any item subject to a claim against Bank of breach of transfer or presentment warranty under the Uniform Commercial Code (as adopted in the applicable state) or Regulation CC (12 C.F.R. §229), as in effect from time to time; (iii) any automated clearing house ("ACH") entry credited to a Collateral Account and returned unpaid or subject to an adjustment entry under applicable clearing house rules, whether for insufficient

DACA-STD-ARI
(Revised 03-15-10)
Lendingclub Corporation_ARI Execution Version
Page 2

funds or for any other reason, and without regard to timeliness of the return or adjustment; (iv) any credit to a Collateral Account from a merchant card transaction, against which a contractual demand for chargeback has been made; and (v) any credit to a Collateral Account made in error. Company agrees to pay all Returned Item Amounts immediately on demand, without setoff or counterclaim, to the extent there are not sufficient funds in the applicable Collateral Account to cover the Returned Item Amounts on the day Bank attempts to debit them from the Collateral Account. Secured Party agrees to pay all Returned Item Amounts within fifteen (15) calendar days after demand, without setoff or counterclaim, to the extent that (i) the Returned Item Amounts are not paid in full by Company within five (5) calendar days after demand on Company by Bank, and (ii) Secured Party has received proceeds from the corresponding Returned Items under this Agreement.

8. **[Reserved.]**

9. **Bank Fees.** Company agrees to pay all Bank's fees and charges for the maintenance and administration of the Collateral Accounts and for the treasury management and other account services provided with respect to the Collateral Accounts and any Lockboxes (collectively "Bank Fees"), including, but not limited to, the fees for (a) Balance Reports provided on the Collateral Accounts, (b) funds transfer services received with respect to the Collateral Accounts, (c) lockbox processing services, (d) Returned Items, (e) funds advanced to cover overdrafts in the Collateral Accounts (but without Bank being in any way obligated to make any such advances), and (f) duplicate bank statements. The Bank Fees will be charged on the Company's periodic account analysis statement and paid by Company by Bank debiting the associated billing bank account No. [***] ("Billing Account") on the Business Day that the Bank Fees are due, without notice to Secured Party or Company. If there are not sufficient funds in the Billing Account to cover fully the Bank Fees on the Business Day Bank attempts to debit them from the Billing Account, such shortfall or the amount of such Bank Fees will be paid by Company to Bank, without setoff or counterclaim, within five (5) calendar days after demand from Bank. Secured Party agrees to pay any Bank Fees within fifteen (15) calendar days after demand, without setoff or counterclaim, to the extent such Bank Fees are not paid in full by Company within five (5) calendar days after demand on Company by Bank.

10. **Account Documentation.** Except as specifically provided in this Agreement, Secured Party and Company agree that the Collateral Accounts will be subject to, and Bank's operation of the Collateral Accounts will be in accordance with, the terms of Bank's applicable deposit account agreement governing the Collateral Accounts ("Account Agreement"). In addition to the Account Agreement, each Collateral Account operated as a "Multi-Currency Account" will be governed by Bank's Master Agreement for Treasury Management Services or other applicable treasury management services agreement, and by Bank's Multi-Currency Account Service Description in effect from time to time. All documentation referenced in this Agreement as governing any Collateral Account or the processing of any Remittances is hereinafter collectively referred to as the "Account Documentation". To the extent that the terms of this Agreement are inconsistent with any of the terms of the Account Documentation, the terms of this Agreement shall control.

11. **Partial Subordination of Bank's Rights.** Bank hereby subordinates to the security interest of Secured Party in the Collateral Accounts (i) any security interest which Bank may have or acquire in the Collateral Accounts, and (ii) any right which Bank may have or acquire to set off or otherwise apply any Collateral Account Funds against the payment of any indebtedness from time to time owing to Bank from Company, except for debits to the Collateral Accounts permitted under this Agreement for the payment of Returned Item Amounts or Bank Fees.

12. **Bankruptcy Notice; Effect of Filing.** If Bank at any time receives notice of the commencement of a bankruptcy case or other insolvency or liquidation proceeding by or against Company, Bank will continue to comply with its obligations under this Agreement, except to the extent that any action required of Bank under this Agreement is prohibited under applicable

DACA-STD-ARI
(Revised 03-15-10)
Lendingclub Corporation_ARI Execution Version
Page 3

bankruptcy laws or regulations or is stayed pursuant to the automatic stay imposed under the United States Bankruptcy Code or by order of any court or agency. With respect to any obligation of Secured Party hereunder which requires prior demand on Company, the commencement of a bankruptcy case or other insolvency or liquidation proceeding by or against Company will automatically eliminate the necessity of such demand on Company by Bank, and will immediately entitle Bank to make demand on Secured Party with the same effect as if demand had been made on Company and the time for Company's performance had expired.

13. **Legal Process, Legal Notices and Court Orders.** Bank will comply with any legal process, legal notice or court order it receives in relation to a Collateral Account if Bank determines in its sole discretion that the legal process, legal notice or court order is legally binding on it.

14. **Indemnification.** Company will indemnify, defend and hold harmless Bank, its officers, directors, employees, and agents (collectively, the "Indemnified Parties") from and against any and all claims, demands, losses, liabilities, damages, costs and expenses (including reasonable attorneys' fees) (collectively "Losses and Liabilities") Bank may suffer or incur as a result of or in connection with (a) Bank complying with any binding legal process, legal notice or court order referred to in the immediately preceding section of this Agreement, (b) Bank following any instruction or request of Secured Party, including but not limited to any Disposition Instructions, or (c) Bank complying with its obligations under this Agreement, except to the extent such Losses and Liabilities are caused by Bank's gross negligence or willful misconduct. To the extent such obligations of indemnity are not satisfied by Company within five (5) days after demand on Company by Bank, Secured Party will indemnify, defend and hold harmless Bank and the other Indemnified Parties against any and all Losses and Liabilities Bank may suffer or incur as a result of or in connection with Bank following any instruction or request of Secured Party, except to the extent such Losses and Liabilities are caused by Bank's gross negligence or willful misconduct.

15. **Bank's Responsibility.** This Agreement does not create any obligations of Bank, and Bank makes no express or implied representations or warranties with respect to its obligations under this Agreement, except for those expressly set forth herein. In particular, Bank need not investigate whether Secured Party is entitled under Secured Party's agreements with Company to give Disposition Instructions. Bank may rely on any and all notices and communications it believes are given by the appropriate party. Bank will not be liable to Company, Secured Party or any other party for any Losses and Liabilities caused by (i) circumstances beyond Bank's reasonable control (including, without limitation, computer malfunctions, interruptions of communication facilities, labor difficulties, acts of God, wars, or terrorist attacks) or (ii) any other circumstances, except to the extent such Losses and Liabilities are directly caused by Bank's gross negligence or willful misconduct. In no event will any party hereto be liable for any indirect, special, consequential or punitive damages, whether or not the likelihood of such damages was known to such party, and regardless of the form of the claim or action, or the legal theory on which it is based. Any action against Bank by Company or Secured Party under or related to this Agreement must be brought within twelve (12) months after the cause of action accrues.

16. **Termination.** This Agreement may be terminated by Secured Party or Bank at any time by either of them giving thirty (30) calendar days prior written notice of such termination to the other parties to this Agreement at their contact addresses specified after their signatures to this Agreement; provided, however, that this Agreement may be terminated immediately upon written notice (i) from Bank to Company and Secured Party should Company or Secured Party fail to make any payment when due to Bank from Company or Secured Party under the terms of this Agreement, or (ii) from Secured Party to Bank on termination or release of Secured Party's

DACA-STD-ARI
(Revised 03-15-10)
Lendingclub Corporation_ARI Execution Version
Page 4

security interest in the Collateral Accounts; provided that any notice from Secured Party under clause (ii) of this sentence must contain Secured Party's acknowledgement of the termination or release of its security interest in the Collateral Accounts. Company's and Secured Party's respective obligations to report errors in funds transfers and bank statements and to pay Returned Item Amounts and Bank Fees, as well as the indemnifications made, and the limitations on the liability of Bank accepted, by Company and Secured Party under this Agreement will continue after the termination of this Agreement with respect to all the circumstances to which they are applicable, existing or occurring before such termination, and any liability of any party to this Agreement, as determined under the provisions of this Agreement, with respect to acts or omissions of such party prior to such termination will also survive such termination. Upon any termination of this Agreement, (i) Bank will transfer all collected and available balances in the Collateral Accounts on the date of such termination in accordance with Secured Party's written instructions, and (ii) Bank will close any Lockbox and forward any mail received at the Lockbox unopened to such address as is communicated to Bank by Secured Party under the notice provisions of this Agreement for a period of three (3) months after the effective termination date, unless otherwise arranged between Secured Party and Bank, provided that Bank's fees with respect to such disposition must be prepaid directly to Bank at the time of termination by cashier's check payable to Bank or other payment method acceptable to Bank in its sole discretion.

17. **Modifications, Amendments, and Waivers.** This Agreement may not be modified or amended, or any provision thereof waived, except in a writing signed by all the parties to this Agreement.

18. **Notices.** All notices from one party to another must be in writing, must be delivered to Company, Secured Party and/or Bank at their contact addresses specified after their signatures to this Agreement, or any other address of any party communicated to the other parties in writing, and will be effective on receipt. Any notice sent by a party to this Agreement to another party must also be sent to all other parties to this Agreement. Bank is authorized by Company and Secured Party to act on any instructions or notices received by Bank if (a) such instructions or notices purport to be made in the name of Secured Party, (b) Bank reasonably believes that they are so made, and (c) they do not conflict with the terms of this Agreement as such terms may be amended from time to time, unless such conflicting instructions or notices are supported by a court order.

19. **Successors and Assigns.** Neither Company nor Secured Party may assign or transfer its rights or obligations under this Agreement to any person or entity without the prior written consent of Bank, which consent will not be unreasonably withheld or delayed. Notwithstanding the foregoing, Secured Party may transfer its rights and duties under this Agreement to (i) a transferee to which, by contract or operation of law, Secured Party transfers substantially all of its rights and duties under the financing or other arrangements between Secured Party and Company, or (ii) if Secured Party is acting as a representative in whose favor a security interest is created or provided for, a transferee that is a successor representative; provided that as between Bank and Secured Party, Secured Party will not be released from its obligations under this Agreement unless and until Bank receives any such transferee's binding written agreement to assume all of Secured Party's obligations hereunder. Bank may not assign or transfer its rights or obligations under this Agreement to any person or entity without the prior written consent of Secured Party, which consent will not be unreasonably withheld or delayed; provided, however, that no such consent will be required if such assignment or transfer takes place as part of a merger, acquisition or corporate reorganization affecting Bank.

DACA-STD-ARI
(Revised 03-15-10)
Lendingclub Corporation_ARI Execution Version
Page 5

20. Governing Law. This Agreement will be governed by and be construed in accordance with the laws of the state in which the office of Bank that maintains the Collateral Accounts is located, without regard to conflict of laws principles. This state will also be deemed to be Bank's jurisdiction, for purposes of Article 9 of the Uniform Commercial Code as it applies to this Agreement.

21. Severability. To the extent that the terms of this Agreement are inconsistent with, or prohibited or unenforceable under, any applicable law or regulation, they will be deemed ineffective only to the extent of such prohibition or unenforceability, and will be deemed modified and applied in a manner consistent with such law or regulation. Any provision of this Agreement which is deemed unenforceable or invalid in any jurisdiction will not affect the enforceability or validity of the remaining provisions of this Agreement or the same provision in any other jurisdiction.

22. Counterparts. This Agreement may be executed in any number of counterparts each of which will be an original with the same effect as if the signatures were on the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by telecopier or electronic image scan transmission (such as a "pdf" file) will be effective as delivery of a manually executed counterpart of the Agreement.

23. Entire Agreement. This Agreement, together with the Account Documentation, contains the entire and only agreement among all the parties to this Agreement and between Bank and Company, on the one hand, and Bank and Secured Party, on the other hand, with respect to (a) the interest of Secured Party in the Collateral Accounts and Collateral Account Funds, and (b) Bank's obligations to Secured Party in connection with the Collateral Accounts and Collateral Account Funds.

DACA-STD-ARI
(Revised 03-15-10)
Lendingclub Corporation_ARI Execution Version
Page 6

This Agreement has been signed by the duly authorized officers or representatives of Company, Secured Party and Bank on the date specified below.

Date: August 21, 2014

Collateral Account Numbers: [***]

[SIGNATURE PAGES FOLLOW]

DACA-STD-ARI
(Revised 03-15-10)
Lendingclub Corporation_ARI Execution Version
Page 7

LENDINGCLUB CORPORATION	WEBBANK
By: [signature]	By:
Name: Carrie Dolan	Name: Kelly Barnett
Title: Chief Financial Officer	Title: President
Address for Notices:	**Address for Notices:**
LendingClub Corporation	WebBank
71 Stevenson St, Ste 300	215 S. State Street, Ste 800
San Francisco, CA 94105	Salt Lake City, UT 84111
Attn: Bruce Marcellus, Senior Vice President, Treasury	Attn: Jim Jackson, Program Manager
Fax: 415.632.5613	Fax: 801.456.8350

[SIGNATURE PAGES CONTINUE]

DACA-STD-ARI
(Revised 03-15-10)
Lendingclub Corporation_ARI Execution Version
Page 8

LENDINGCLUB CORPORATION

By: ______________________

Name: Carrie Dolan

Title: Chief Financial Officer

Address for Notices:

LendingClub Corporation

71 Stevenson St, Ste 300

San Francisco, CA 94105

Attn: Bruce Marcellus, Senior Vice President, Treasury

Fax: 415.632.5613

WEBBANK

By: /s/ Kelly Barnett

Name: Kelly Barnett

Title: President

Address for Notices:

WebBank

215 S. State Street, Ste 800

Salt Lake City, UT 84111

Attn: Jim Jackson, Program Manager

Fax: 801.456.8350

[SIGNATURE PAGES CONTINUE]

DACA-STD-ARI
(Revised 03-15-10)

Lendingclub Corporation_ARI Execution Version

Page 8

WELLS FARGO BANK, NATIONAL ASSOCIATION

By: [signature]

Name: Nikolaos Tsiagkas

Title: Vice President

Address for Notices:

Wells Fargo Bank, National Association

Mail Address Code: D1129-072

301 South Tryon Street, 7th Floor

Charlotte, North Carolina 28282-1915

Attn: DACA Team

Fax: 704.374.4224

with copy to:

Wells Fargo Bank, National Association

Mail Address Code: A0429-014

400 Hamilton Ave. 1st Floor

Palo Alto, CA 94301

Attn: Nick Tsiagkas, Vice President

Fax: 650.328.0814

DACA-STD-ARI
(Revised 03-15-10)

Lendingclub Corporation_ARI Execution Version

Page 9